                                                                    EXHIBIT 16.1


                                    SECURED
                                PROMISSORY NOTE

                                                                   Hickory, N.C.
$173,364.00                                                     February 9, 2000

         FOR VALUE RECEIVED the undersigned, jointly and severally, promise to pay to C. KENNETH WILCOX, or order, the principal sum of ONE HUNDRED SEVENTY-THREE THOUSAND THREE HUNDRED SIXTY-FOUR AND NO/100 DOLLARS ($173,364.00), with interest from even date herewith, at the rate of Eight per cent (8.00%) per annum on the unpaid balance until paid or until default, both principal and interest payable in lawful money of the United States of America, at the office of C. KENNETH WILCOX, P. O. Box 1758, Boone, North Carolina, or at such place as the legal holder hereof may designate in writing. It is understood and agreed that additional amounts may be advanced by the holder hereof as provided in the instruments, if any, securing this Note and such advances will be added to the principal of this Note and will accrue interest at the above specified rate of interest from the date of advance until paid. The principal and interest shall be due and payable as follows:

         ALL ACCRUED INTEREST ON THE OUTSTANDING PRINCIPAL BALANCE SHALL BE DUE AND PAYABLE ON JANUARY 31, 2001, AND JANUARY 31, 2002, WITH A THIRD AND FINAL PAYMENT OF ALL PRINCIPAL, ACCRUED INTEREST AND OTHER CHARGES, IF ANY, BEING DUE AND PAYABLE ON OR BEFORE JANUARY 31, 2003.

         If not sooner paid, the entire remaining indebtedness shall be due and payable on JANUARY 31, 2003, PROVIDED, HOWEVER, if substantially all of the assets of Fresh Foods, Inc., or substantially all of the voting stock of Fresh Foods, Inc., are sold to a party unrelated to James C. Richardson, Jr., then the entire amount due under the provisions of this Promissory Note shall become due and payable as of the closing of the Fresh Foods sale.

         If payable in installments, each such installment shall, unless otherwise provided, be applied first to payment of interest then accrued and due on the unpaid principal balance, with the remainder applied to the unpaid principal.

         Unless otherwise provided, this Note may be prepaid in full or in part at any time without penalty or premium. Partial payments shall be applied to installments due in reverse order of their maturity.

         In the event of (a) default in payment of any installment of principal or interest hereof as the same becomes due and such default is not cured within ten (10) days from the due date, or (b) default under the terms of any instrument securing this Note, and such default is not cured within fifteen
(15) days after written notice to maker, then in either such event the holder may without further notice, declare the remainder of the principal sum, together with all interest accrued thereon at once due and payable. Failure to exercise this option shall not constitute a waiver of the right to exercise the same at any other time. The unpaid principal of this Note and any part thereof, accrued interest and all other sums due under this Note and the Pledge Agreement, if any, shall bear interest at the rate of Fifteen per cent (15%) per annum after default until paid.

         All parties to this note, including maker and any sureties, endorsers, or guarantors hereby waive protest, presentment, notice of dishonor, and notice of acceleration of maturity and agree to continue to remain bound for the payment of principal, interest and all other sums due under this Note and the Pledge Agreement notwithstanding any change or changes by way of release, surrender, exchange, modification or substitution of any security for this Note or by way of any extension or extensions of time for the payment of principal and interest; and all such parties waive all and every kind of notice of such change or changes and agree that the same may be made without notice or consent of any of them.

         Upon default the holder of this Note may employ an attorney to enforce the holder's rights and remedies, and the maker, principal, surety, guarantor and endorsers of this Note hereby agree to pay to the holder reasonable attorneys fees not exceeding a sum equal to fifteen percent (15%) of the outstanding balance owning on said Note, plus all other reasonable expenses incurred by the holder in exercising any of the holder's rights and remedies upon default. The rights and remedies of the holder as provided in this Note and any instrument securing this Note shall be cumulative and may be pursued singly, successively, or together against the property described in the Pledge Agreement or any other funds, property or security held by the holder for payment or security, in the sole discretion of the holder. The failure to exercise any such right or remedy shall not be a waiver or release of such rights or remedies or the right to exercise any of them at another time.

         This Note is to be governed and construed in accordance with the laws of the State of North Carolina.

         This Note is given to SECURE THE BALANCE OF A CERTAIN INDEBTEDNESS BY THE MAKER HEREOF, and is secured by a PLEDGE AGREEMENT OF 21,671 SHARES OF THE MAKER'S COMMON STOCK IN FRESH FOODS, INC., WITH THE PLEDGED CERTIFICATES BEING HELD BY THE ESCROW AGENT.

         The indebtedness evidenced by this Secured Promissory Note may be assigned to another debtor. If such assignment occurs, James C. Richardson, Jr. will remain as a Guarantor of Payment and Performance.

         IN TESTIMONY WHEREOF, each individual maker has hereunto set his hand and adopted as his seal the word "SEAL" appearing beside his name, the day and year first above written.


                                           /s/ James C. Richardson, Jr.  (SEAL)
                                           ----------------------------
                                              James C. Richardson, Jr.
                                              P. O. Box 3967
                                              Hickory, NC 28603
                                              Telephone: (828) 304-2308